UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2008

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota

1-9595

41-0907483

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota		55423
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  Effective September 26, 2008, the Board of Directors of Best Buy Co., Inc. appointed Gérard R. Vittecoq, as a Class 1 director. Mr. Vittecoq is group president of Caterpillar Inc. (“Caterpillar”).

Mr. Vittecoq will serve on one or more committees of the registrant’s Board of Directors. Committee assignments are expected to be made at the next regular meeting of the Board of Directors, scheduled to be held in January 2009. Once determined, the committee assignment(s) will be disclosed by the registrant in a Current Report on Form 8-K.

There are no transactions or relationships between the registrant and Mr. Vittecoq that are reportable under Item 404(a) of Regulation S-K.

Mr. Vittecoq was recommended to the registrant’s Board of Directors by an independent third-party search firm. There are no arrangements or understandings pursuant to which Mr. Vittecoq was selected as a director.

The registrant’s shareholders will be asked to ratify the appointment of Mr. Vittecoq to its Board of Directors when they convene for their next meeting, which is expected to be the 2009 Regular Meeting of Shareholders.

A news release announcing the appointment was issued on October 2, 2008, and is furnished herewith as Exhibit No. 99 to this Current Report on Form 8-K. Best Buy Co., Inc.’s Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99

News release issued October 2, 2008. Any internet addresses provided in this release are for information purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: October 2, 2008	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief
Accounting Officer